                           AMENDMENT NO. 2


    AMENDMENT AGREEMENT dated as of September 30, 1994 in connection with the Credit Agreement dated as of May 10, 1993 (as amended by Amendment No. 1 dated as of December 20, 1993, the "Credit Agreement") among CROWN CENTRAL PETROLEUM CORPORATION (the "Company"), certain Banks and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), as Agent (the "Agent") and as Letter of Credit Agent.

    The Company has requested the Banks to amend certain provisions of the Credit Agreement as specified below, and the Banks are prepared to do so on and subject to the terms and conditions hereof. Accordingly, the parties agree as follows:

     1. Definitions. Terms defined in the Credit Agreement and used herein have their respective defined meanings when used herein.

     2. Amendments. Effective as of September 30, 1994, the Credit Agreement is amended as follows:

    (a) The term "Applicable Margin" is amended in its entirety to read as follows:

      "Applicable Margin" shall mean: (a) with respect to Base Rate Loans, 0%; (b) with respect to CD Loans, 1-5/8% per annum; and
    (c) with respect to Eurodollar Loans, 1-3/4% per annum; provided, that (1) if, for any period of four consecutive fiscal quarters of the Company (a "rolling four-quarter period"), the Fixed Charge Coverage Ratio is greater than 2.0 to 1.0, then for the fiscal quarter immediately following such rolling four-quarter period the Applicable Margin with respect to Eurodollar Loans will be reduced by 1/4 of 1% per annum (to 1-1/2% per annum); and (2) if for any rolling four-quarter period the Fixed Charge Coverage Ratio is greater than 4.0 to 1.0, then for the fiscal quarter immediately following such rolling four-quarter period the Applicable Margin with respect to CD Loans will be reduced by 1/4 of 1% per annum (to 1-3/8% per annum) and the Applicable Margin with respect to Eurodollar Loans will be reduced by 1/2 of 1% per annum (to 1-1/4% per annum).

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    (b)  The definition of "Fixed Charge Coverage Ratio" in
Section 1.01 is amended by adding at the end thereof the following:

    "provided, that if prior to March 31, 1995 the Company shall have repaid in full the principal of the unsecured senior notes of the Company issued under the note purchase agreement referred to in
    Schedule I and outstanding on the date hereof from the proceeds of the notes or bonds referred to in Section 8.10(c), then neither the amount of principal of said notes repaid from such proceeds nor (without duplication) the amount of the initial payment of principal of such notes scheduled to be paid on January 3, 1995 shall be included in the computation of "Fixed Charges" for purposes of this definition."

    (c) The last sentence of Section 7.02 is amended by adding at the end thereof the words "except as expressly described in the letter dated September 15, 1994 from the Company to the Agent and in the projections of the Company enclosed therewith, copies of all of which have been furnished to the Banks".

    (d) Section 8.10(c) of the Credit Agreement is amended by deleting the period and adding at the end thereof the words "and Indebtedness evidenced by notes or bonds of the Company (issued after the Effective Date of Amendment No. 2 hereto) in an aggregate principal amount not exceeding $125,000,000, provided, that (i) such notes or bonds shall be issued on or before March 31, 1995, (ii) no payments of principal, redemptions, repurchases, sinking fund payments or the like shall be scheduled to be made on such notes or bonds before the date four years after the date of issuance of such notes or bonds, and (iii) the proceeds of such notes or bonds shall forthwith upon issuance thereof be applied to pay in full the principal of the unsecured senior notes of the Company issued under the note purchase agreement referred to in
Schedule I in the amount of $60,000,000 (and thereafter to the costs and expenses relating to the issuance thereof and to the funding of capital projects of the Company and for the general corporate purposes of the Company);"

    (e) Anything in Section 8.14 of the Credit Agreement or in this Amendment Agreement to the contrary notwithstanding, the Company agrees that it will not make any Restricted Payments that might otherwise be permitted under Section 8.14(d) of the Credit Agreement, and said
Section 8.14(d) shall be construed as prohibiting such Restricted Payments, until such time as (i) the Company is in compliance with
Section 8.20 of the Credit Agreement as in effect immediately prior to the Effective Date (meaning that Consolidated Current Assets shall exceed Consolidated Current Liabilities by not less than $50,000,000) and (ii) there is no Event of Default under Section 9.01(k) of the Credit Agreement as in effect immediately prior to the Effective Date (meaning that the Fixed Charge Coverage Ratio for the latest period of four consecutive fiscal quarters shall be greater than 2.0 to 1.0).
The Company agrees that breach of this clause (e) or of Section 8.14 as modified hereby shall be an Event of Default for purposes of the first clause of Section 9.01(d) of the Credit Agreement.

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    (f)  Section 8.20 is amended to read in its entirety as follows
(without prejudice, however, to clause (e) above):

      8.20 Working Capital. The Company shall cause Consolidated Current Assets to exceed Consolidated Current Liabilities by not less than (1) at all times from and including September 30, 1994 to and including March 30, 1995, $30,000,000, and (2) from and including March 31, 1995, and at all times thereafter, $50,000,000.

    (g) Section 8.21 is amended by changing the figure $285,000,000 in line 3 thereof to read $250,000,000 effective as of September 30, 1994.

    (h) Section 9.01(k) is amended to read in its entirety as follows (without prejudice, however, to clause (e) above):

    (k) For each period of four consecutive fiscal quarters of the Company (treated for these purposes as one accounting period) referred to below, the Fixed Charge Coverage Ratio shall be less than the ratio set forth below opposite the reference to such period:

    The four-quarter period
     ending on June 30, 1995                          1.5 to 1.0

    Each four-quarter period
     ending thereafter                                2.0 to 1.0

     3. Effective Date. This Amendment Agreement shall become effective on the date (the "Effective Date") on which the Agent shall notify the Company that it has received (i) counterparts of this Amendment Agreement duly executed by the Company, the Letter of Credit Agent and the Agent, (ii) evidence satisfactory to the Agent (including without limitation an appropriate legal opinion of counsel to the Company) as to the due authorization, execution and delivery by the Company of, and the legality, validity, binding effect and enforceability of, this Amendment Agreement and the Credit Agreement as amended hereby, and (iii) payment of an amendment fee in the amount of 1/8 of 1% of the aggregate amount of the Commitments as of the Effective Date.

 4. Representations and Warranties. The Company represents and warrants to the Agent and the Banks as of the Effective Date that (a) the representations and warranties of the Company set forth in Sections 7.01, 7.04, 7.05 and 7.06 are true on and as of the Effective Date as if the references therein to the Credit Agreement, the Notes and the Letter of Credit Documents referred instead to this Amendment Agreement and the Credit Agreement as amended hereby and (b) no Default has occurred and is continuing except as described in the letter from the Company to the Agent dated October 6, 1994, a copy of which is attached hereto. The Company agrees that breach of any of the foregoing representations and warranties shall be deemed to be an Event of Default for all purposes of Section 9.01(c) of the Credit Agreement.

     5. Miscellaneous. (a) Except as expressly amended hereby, the Credit Agreement and all related documents shall remain unchanged and in full force and effect.

    (b) This Amendment Agreement shall be governed by and construed in accordance with the law of the State of New York.

    (c) Without limiting the provisions of Section 11.03 of the Credit Agreement, the Company agrees to pay or reimburse the Agent on demand for all reasonable out-of-pocket costs and expenses (including without limitation reasonable legal fees and expenses) incurred by it in connection with this Amendment Agreement.

    (d) This Amendment Agreement may be executed in any number of counterparts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day first above written.

                 CROWN CENTRAL PETROLEUM
                   CORPORATION


                 By John E. Wheeler, Jr.
                   Title: Senior Vice President -
                          Treasurer and Controller

                 THE CHASE MANHATTAN BANK
                   (NATIONAL ASSOCIATION), as Agent


                 By Caryn E. Cosentini
                   Title: Vice President

                 THE CHASE MANHATTAN BANK
                   (NATIONAL ASSOCIATION), as
                   Letter of Credit Agent


                 By Caryn E. Cosentini
                   Title: Vice President


                 THE FIRST NATIONAL BANK OF
                   MARYLAND


                 By Kellie M. Matthews
                   Title: Assistant Vice President


                 SIGNET BANK / MARYLAND


                 By Janice E. Godwin
                   Title: Vice President


                 THE FIRST NATIONAL BANK OF
                   BOSTON


                 By Stefan Breuer
                   Title: Vice President


                 TEXAS COMMERCE BANK, N.A.


                 By Martha S. Gurwit
                   Title: Vice President


                 THE YASUDA TRUST AND BANKING CO.
                   LTD., NEW YORK BRANCH

                 By Neil T. Chau
                   Title: First Vice President


                 THE BANK OF NOVA SCOTIA


                 By J. Alan Edwards
                   Title: Authorized Signatory

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                 NATIONSBANK OF TEXAS, N.A.


                 By Timothy Proffitt
                   Title: Senior Vice President


                 NATIONSBANK, N.A. (formerly known
                   as Maryland National Bank)


                 By Timothy Proffitt
                   Title: Senior Vice President